                                                                    EXHIBIT 99.1

FOR IMMEDIATE RELEASE

                                                        CONTACT:
                                                        JON S. BENNETT
                                                        VICE PRESIDENT AND
                                                        CHIEF FINANCIAL OFFICER
                                                        MAJESTIC STAR CASINO
                                                        (702) 388-2224

                     THE MAJESTIC STAR CASINO, LLC ANNOUNCES
                           SECOND QUARTER 2005 RESULTS

AUGUST 11, 2005, LAS VEGAS, NV - The Majestic Star Casino, LLC ("MSC") today announced financial results for the three- and six-month periods ended June 30, 2005. MSC is a multi-jurisdictional gaming company that directly owns and operates one dockside gaming facility located in Gary, Indiana ("Majestic Star"), and through its wholly owned subsidiary, Majestic Investor Holdings, LLC ("MIH"), two Fitzgeralds brand casinos located in Tunica, Mississippi ("Fitzgeralds Tunica" or with respect to the operating subsidiary "Barden Mississippi Gaming, LLC") and Black Hawk, Colorado ("Fitzgeralds Black Hawk" or with respect to the operating subsidiary "Barden Colorado Gaming, LLC"). MSC also provides services to Barden Nevada Gaming, LLC ("BNG" or "Fitzgeralds Las Vegas") for a fee. BNG is owned by Barden Development, Inc. ("BDI"), the parent of MSC. Unless indicated otherwise, the "Company" refers to The Majestic Star Casino, LLC and all of its direct and indirect subsidiaries.

Consolidated Results: Three-Month Period Ended June 30, 2005

The Company's net revenues were $63.1 million, a decline of $3.9 million or 5.9% from the same period in 2004. Contributing to the decline in net revenues was a decrease in casino revenues, the primary revenue source for the Company, by $2.3 million or 3.3% to $68.3 million and an increase in promotional allowances of $2.2 million or 22.2% to $12.0 million. Promotional allowances are deducted from gross revenues to compute net revenues. The Company spent more in promotional allowances to offset marketing programs from competitors and to create incremental customer visits to its casinos.

The Company expects to report a net loss of $4.0 million compared to net income of $2.9 million for the same period in 2004. Contributing to the net loss in the current quarter was the decline in net revenues, a $2.3 million charge related to the mutual termination of the sale of our Black Hawk property and related catch-up depreciation and amortization of $1.4 million (for the period July 12, 2004 to March 31, 2005) (see discussion below), $0.3 million related to preparation for Sarbanes-Oxley 404 compliance, and expenses of $0.2 million incurred as the Company evaluated certain casino investment opportunities.

For the three-month period ended June 30, 2005, adjusted EBITDA was $13.0 million, compared to $15.4 million in the same period last year, a decrease of $2.4 million or


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MAJESTIC STAR CASINO ANNOUNCES EARNINGS RESULTS                                2

15.6%. Adjusted EBITDA is defined as EBITDA (earnings before interest, taxes, depreciation, amortization, and other non-operating expenses (primarily non-usage fees on the credit facility)), adjusted for loss on investment in Buffington Harbor Riverboats, LLC (which is depreciation expense) and certain non-recurring charges as identified in the table at the end of this press release, which reconciles net income (loss) to EBITDA and adjusted EBITDA. See
Note 1 for a detailed explanation as to the usefulness and limitations of using EBITDA and adjusted EBITDA as a financial measure.

Don H. Barden, the Company's Chairman and Chief Executive Officer stated, "The Company's second quarter did not achieve the financial result we expected as many of the marketing programs and promotions implemented by the Company, particularly at our Majestic Star facility, were unsuccessful in generating anticipated increases in casino revenues and EBITDA. Our enhanced promotional efforts were undertaken to address the marketing programs and promotions of our competitors. We have modified our programs for the third quarter. While preliminary, EBITDA at both Majestic Star and Fitzgeralds Tunica are up in July 2005 over July 2004 and early indicators for August are positive. At Fitzgeralds Black Hawk, preliminary July 2005 EBITDA numbers are lower due to the closure of the primary access road into Black Hawk and competitive pressures."

Consolidated Results: Six-Month Period Ended June 30, 2005

The Company's net revenues were $129.9 million, compared to $134.4 million in the same six-month period last year, a decrease of $4.5 million or 3.4%. Casino revenues decreased to $139.4 million from $141.7 million in the year ago period. In addition, promotional allowances increased $2.9 million to $22.6 million. The Company has increased its promotional allowances to remain competitive in its markets.

The Company expects to report a net loss of $0.6 million compared to net income of $3.4 million for the same period last year. The Company's net loss was impacted by the decline in net revenues, charges and additional depreciation and amortization of $0.9 million (for the period July 12, 2004 through December 31,
2004) related to the mutual termination of the sale of Fitzgeralds Black Hawk (see discussion below), $0.6 million related to preparation for Sarbanes-Oxley 404 compliance, and expenses of $0.2 million incurred in evaluating certain casino investment opportunities. Included in net income in the 2004 period is a $2.2 million charge related to retroactive 2002 and 2003 real property taxes at Majestic Star.

Adjusted EBITDA was $28.9 million compared to $30.3 million in the same period last year, a decrease of $1.4 million, or 4.8%.

At June 30, 2005, the Company had $16.4 million of cash, compared to $16.7 million at December 31, 2004. The Company had $29.6 million of available borrowing capacity under its credit facility at June 30, 2005.

Total debt outstanding at June 30, 2005 was $326.3 million compared to $316.9 million at December 31, 2004. Total debt outstanding at June 30, 2005 consisted of $260.0


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MAJESTIC STAR CASINO ANNOUNCES EARNINGS RESULTS                                3

million of 9 1/2% senior secured notes ("the 9 1/2% notes"), $16.0 million (net of original issue discount) of 11.653% notes ("the 11.653% notes") and $50.3 million drawn on the Company's $80.0 million credit facility. The second quarter is typically a period in which the Company's net cash outflow from operations is due to the seasonality of the business and thus requires the Company to use its line of credit as a funding source. During the quarter, the Company was required to pay the scheduled semi-annual interest on both the 9 1/2% notes and 11.653% notes. In addition, due to the timing of the respective fiscal years of the states of Indiana and Colorado, the Majestic Star Casino and Fitzgeralds Black Hawk are paying gaming taxes at the highest marginal tax rates during the quarter for their gaming revenues. Both Indiana and Colorado have tiered tax structures with the tax year starting on July 1 and ending on June 30. As casino revenues increase throughout the tax year, the marginal tax rates also increase, resulting in increased taxes paid in the latter months of the tax year. During the quarter, the Company also made distributions of $2.3 million to BDI for income taxes and paid $2.7 million to the purchaser of Fitzgeralds Black Hawk upon the mutual termination of the transaction to sell the property (see discussion below).

Through the first six months of 2005, the Company spent $8.0 million on property, plant and equipment. The most significant purchases have been for slot machines, installation of a new slot player tracking and marketing system at Fitzgeralds Black Hawk and costs incurred in re-routing a storm sewer pipe below grade at Fitzgeralds Black Hawk (see discussion below).


Majestic Star (property operations only)

Net revenues were $34.1 million for the three-month period ended June 30, 2005, a decrease of $2.5 million or 6.8% over the same three-month period in 2004. Net revenues declined due to lower casino revenues of $1.3 million and higher promotional allowances of $1.4 million. Property management believes that casino revenues have suffered due to travel delays caused by construction to roads and highways, which provide access to the property, aggressive marketing and promotional activities by competitors, and payment of high property tax bills by local residents and higher gas prices, impacting the gaming budgets of its customers. Management was very aggressive with its cash based promotional activities during the quarter in order to offset the promotional efforts by competitors and increase incremental customer visits to the property.

Net loss for the three-month period ended June 30, 2005 was $3.0 million compared to a net loss of $1.6 million in the three months ended June 30, 2004. The prime contributor to Majestic Star's increased net loss was the decline in net revenues. Adjusted EBITDA at Majestic Star was $6.8 million for the three-month period ended June 30, 2005, compared to $7.8 million in the same period last year. Property adjusted EBITDA margin (defined as adjusted EBITDA divided by net revenues) declined to 19.8% in the second quarter of 2005 from 21.2% in the second quarter of 2004. Adjusted EBITDA


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MAJESTIC STAR CASINO ANNOUNCES EARNINGS RESULTS                                4

reflects property operations only and is exclusive of corporate overhead (see the accompanying table).

Net revenues were $70.3 million for the six-month period ended June 30, 2005, a decrease of $3.3 million or 4.5% over the same period in the prior year. In addition to the explanation above, a lower win percentage in table games during the first quarter of 2005 and nominal casino revenue growth in the northwest Indiana market contributed to our lower net revenues.

Net loss for the six-month period ended June 30, 2005 was $4.2 million, compared to a net loss of $5.4 million for the six months ended June 30, 2004. Included in Majestic Star's net loss in the six months ended June 30, 2004 is a $2.2 million charge for retroactive real property taxes. Adjusting for the retroactive real property tax charge, Majestic Star's net loss would have been $3.1 million. The prime contributor to Majestic Star's increased net loss was the decline in net revenues.

Adjusted EBITDA at Majestic Star was $15.1 million for the six-month period ended June 30, 2005, compared to $15.3 million for the six-month period ended June 30, 2004. The property's adjusted EBITDA margin for the six-month period ended June 30, 2005 was 21.4%, compared to 20.8% in the prior year six-month period. Adjusted EBITDA reflects property operations only, is exclusive of corporate overhead, and is adjusted for retroactive real property taxes in the six-month period ended June 30, 2004 (see the accompanying table).

Mr. Barden stated, "The property was more aggressive with promotions in an effort to stimulate casino volumes during the traditionally slow June month and to address competitive pressures in its marketplace. Unfortunately, our promotional efforts did not provide the gaming activity we had anticipated. In addition, events beyond our control may have impacted our customers propensity to visit and gamble at our facility. These events include significant delays experienced by our customer on roads and highways under construction near our facility, and the payment of high property tax bills by local residents during the quarter and generally higher gas prices, which impact the discretionary income of our customers."

"In addition, slot coin-in and table game drop volumes declined in the northwest Indiana market in the second quarter, indicating soft market conditions," continued Mr. Barden. "It was the higher win percentages of our competitors that contributed to a 4.9% overall increase in gaming revenues in the market."

"We continue to enhance the property and strive to meet the needs of our customers. We recently received five awards from the Midwest Gaming and Travels Readers' Choice Awards including Best Video Poker, Best Selection of Table Games, Most Friendly Employees, Most Knowledgeable/Helpful Employees and Friendliest Dealers. In addition, we have made improvements to our facility, including a recently opened new access road, which bypasses many of the hindrances encountered when accessing our property and drops people directly into the third level of our parking garage, the creation


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MAJESTIC STAR CASINO ANNOUNCES EARNINGS RESULTS                                5

of 'the retro-room,' which allows our casino guests to enjoy token operated slot machines in a nostalgic atmosphere, a remodeled cage and ticket in ticket out ("TITO") redemption area on the third deck of our casino, which will improve service to our guests while making our operation more efficient, and remodeling of the first and second floor bars" added Mr. Barden.


Fitzgeralds Tunica (property operations only)

Net revenues declined $0.2 million, or 1.0%, to $20.5 million for the three-month period ended June 30, 2005. Casino revenues were $21.7 million for the three-month period ended June 30, 2005, an increase of 0.3% over the same quarter last year. Net revenues were $42.0 million for the six-month period ended June 30, 2005, a decrease of $0.7 million or 1.6% over the same period in the prior year. Casino revenues were $44.3 million for the six-month period ended June 30, 2005, a decrease of 0.3% from the same 2004 period. Flat market conditions have impacted our net revenues and casino revenues. Gross gaming revenues in Mississippi River counties were down 0.5% and 0.8%, respectively, in the three and six months ended June 30, 2005 from the same periods in 2004.

Net income for the three- and six-month periods ended June 30, 2005 was $2.8 million and $6.1 million, respectively. This compares to net income of $3.1 million and $7.1 million for the three- and six-month periods ended June 30, 2004. Our net income for both the three- and six-month periods ended June 30, 2005 was negatively impacted by higher promotional costs and increased depreciation expense due to capital expenditures made during 2004 and the first half of 2005 for casino expansion, the implementation of a new slot player tracking and marketing system, new slot machines and conversion of existing slot machines to TITO.

EBITDA at Fitzgeralds Tunica was $5.3 million and $11.1 million for the three- and six-month periods ended June 30, 2005, compared to $5.2 million and $11.3 million for the three- and six-month periods ended June 30, 2004. EBITDA margin improved to 25.9% in the second quarter of 2005 from 25.2% in the second quarter of 2004. The property's year to date EBITDA margin was 26.4%, flat with the six-month period ended June 30, 2004. EBITDA reflects property operations only and is exclusive of corporate overhead. There were no adjustments to EBITDA in the three- and six-month periods ended June 30, 2005 or the same periods in 2004.

Mr. Barden, commenting on the Fitzgeralds Tunica operation, stated, "We are pleased that Fitzgeralds Tunica showed improved EBITDA in the second quarter of this year when compared to the same quarter last year, particularly given that gross gaming revenues in Mississippi counties along the Mississippi River are declining. Also, we continue to move forward with the installation of TITO on slot machines at the property. We currently have over 700 slot machines operating with TITO, or over 50% of the casino floor. We are already seeing acceptance of our TITO product by our customers, plus it is enhancing the efficiency of our operation. In addition, at the end of June we relocated our high limit


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MAJESTIC STAR CASINO ANNOUNCES EARNINGS RESULTS                                6

slot room to the first floor of the casino. The new high limit slot room allows easier access for our casino guests in an improved environment."

Fitzgeralds Black Hawk

Net revenues declined to $8.4 million in the three-month period ended June 30, 2005 from $9.7 million in the same three-month period last year. Casino revenues decreased to $9.1 million in the second quarter of 2005, from $10.3 million last year. Slot revenues, which comprise the majority of casino revenues, decreased 11.3%, as slot coin-in decreased 4.9% and the slot win percentage declined 0.4%. Net income for the three-month period ended June 30, 2005 was $0.7 million, compared to $2.8 million in the three-month period ended June 30, 2004. The decline in net revenues and charges related to the mutual termination of the sale of Fitzgeralds Black Hawk (see discussion below) contributed to the decline in net income.

Net revenues were $17.6 million for the six-month period ended June 30, 2005 and $18.1 million for the same period in 2004. Casino revenues at Fitzgeralds Black Hawk decreased to $18.9 million for the six-month period ended June 30, 2005 from $19.3 million in the same period in 2004. For the six-month period ended June 30, 2005, slot revenues decreased 2.1%. Slot coin-in decreased 1.7% during the six-month period. Net income for the six-month period ended June 30, 2005 was $3.7 million. This compares to net income of $4.8 million for the six-month period ended June 30, 2004. Again, our lower net revenues and charges related to the mutual termination of the sale of Fitzgeralds Black Hawk contributed to our reduced net income.

EBITDA at Fitzgeralds Black Hawk was $2.7 million for the three-month period ended June 30, 2005, compared to $3.3 million for the three-month period ended June 30, 2004. EBITDA margins were 31.6% compared to 33.8%. EBITDA was $5.6 million for the six-month period ended June 30, 2005, a decline from the $5.8 million recorded in the same six-month period last year. EBITDA margin for the six-month period ended June 30, 2005 was 32.1% compared to 31.9% last year. EBITDA reflects property operations only and is exclusive of corporate overhead. There were no adjustments to EBITDA in the three- and six-month periods ended June 30, 2005 or the same periods in 2004.

During the second quarter, Fitzgeralds Black Hawk and Legends Gaming, LLC ("Legends") mutually terminated the transaction in which Fitzgeralds Black Hawk was to sell substantially all of its assets to Legends for $66.0 million. Pursuant to the agreement to sell Fitzgeralds Black Hawk, the Company was required to pay Legends $2.0 million as a termination fee, reimburse Legends for certain transaction costs and return the $2.0 million deposit placed in escrow by Legends. The Company paid Legends $2.0 million for the mutual termination of the agreement and certain reimbursable transaction costs, which amount is reflected in corporate expense in the quarter ended June 30, 2005. In addition, money was being withdrawn from the escrow to finance the burying of a storm sewer pipe running across the Fitzgeralds Black Hawk property. The pipe was being buried in order to allow future expansion at the property. At the time the transaction was mutually terminated, $0.7 million of the escrow had been


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MAJESTIC STAR CASINO ANNOUNCES EARNINGS RESULTS                                7

used to finance the burying of the storm sewer pipe. The Company had to reimburse the escrow for the amount drawn. The Company is also recognizing approximately $0.3 million in charges related to the write-off of transaction costs it previously incurred, and Fitzgeralds Black Hawk is recognizing depreciation and amortization expense of $1.5 million for depreciation and amortization that was suspended when the related assets were classified as held for sale (for the period July 12, 2004 through the date of mutual termination on April 14, 2005).

"Fitzgeralds Black Hawk's net revenues were impacted by soft market conditions," stated Mr. Barden. "In addition, a rockslide that occurred on June 21 on the main road into Black Hawk will most likely impact the third quarter revenues in the market as it is anticipated that this road will not be re-opened until mid-September 2005. We continue to address our ability to remain competitive in the market. We implemented a new slot marketing and player tracking system during the second quarter and have recently started to implement TITO at the property. We currently have 56 machines operational with TITO and will expand the implementation of TITO to the property's nearly 600 slot machines."

Forward Looking Statements

This press release contains forward-looking statements. Forward-looking statements include the words, "may," "will," "would," "could," "likely," "estimate," "intend," "plan," "continue," "believe," "expect" or "anticipate" and other similar words and include all discussions about our acquisition and development plans. We do not guarantee that the transactions and events described in this press release will happen as described or that any positive trends noted in this press release will continue. The forward-looking statements contained in this press release generally relate to our plans, objectives and expectations for future operations and are based upon management's reasonable estimates of future results or trends. Although we believe that our plans and objectives reflected in or suggested by such forward-looking statements are reasonable, we may not achieve such plans or objectives. You should read this press release completely and with the understanding that actual future results may be materially different from what we expect. We will not update forward-looking statements even though our situation may change in the future.

Specific factors that might cause actual results to differ from our expectations, or may cause us to modify our plans and objectives, include, but are not limited to; the availability and adequacy of our cash flow to meet our requirements, including payment of amounts due under our $80.0 million credit facility and our 9 1/2% notes; changes in our financial condition that may cause us to not be in compliance with the covenants contained within the indenture governing the 9 1/2% notes or the loan and security agreement governing the $80.0 million credit facility, and thus causing us to be in default with the trustee for the 9 1/2% notes and the lenders to the $80.0 million credit facility, requiring a payment acceleration on the debt obligations outstanding; changes or developments in laws, regulations or taxes in the casino and gaming industry, including increases in or new taxes imposed on gaming revenues and gaming devices, or admission taxes; increased competition in existing markets or the opening of new gaming


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MAJESTIC STAR CASINO ANNOUNCES EARNINGS RESULTS                                8

jurisdictions; our failure to obtain, delays in obtaining or the loss of any licenses, permits or approvals, including gaming and liquor licenses, permits or approvals, or our failure to obtain an unconditional renewal of any such licenses, permits or approvals on a timely basis; adverse determinations of issues related to disputed taxes, particularly in Indiana, as evidenced by the charge in the first quarter of 2004 for retroactive real property taxes and the requirement that deductions previously taken for taxes paid on gross gaming receipts are disallowed on our member's Indiana state income tax return for which the Company may be required to make distributions to reimburse its member for any tax liabilities that may result; other adverse conditions, such as adverse economic conditions in the Company's markets, changes in general customer confidence or spending, increased fuel and transportation costs, or travel concerns that may adversely affect the economy in general and/or the casino and gaming industry in particular; the ability to fund capital improvements and development needs from existing operations, available credit, or new financing; the risk of our joint venture partner, Trump Indiana, Inc., not making its lease payments when due in connection with the parking facility in Gary, Indiana or to fund the joint venture; factors relating to the current state of world affairs and any further acts of terrorism or any other destabilizing events in the United States or elsewhere; and other factors disclosed from time to time in filings we make with the Securities and Exchange Commission or otherwise.

For more information on these and other factors, see our most recently filed Form 10-K and Form 10-Q.

All future written and verbal forward-looking statements attributable to us or any person acting on our behalf are expressly qualified in their entirety by the cautionary statements contained or referred to in this press release and in our reports filed with the Securities and Exchange Commission. In light of these risks, uncertainties and assumptions, the forward-looking events discussed in this press release might not occur.

The Company makes available free of charge its annual reports on Form 10-K, quarterly reports on Form 10-Q, current reports on Form 8-K and all amendments to those reports as soon as reasonably practicable after such material is electronically filed with or furnished to the Securities and Exchange Commission. In addition, you may obtain a copy of such filings at www.sec.gov or from the applicable web site, www.majesticstar.com or www.fitzgeralds.com.

The Company has scheduled a conference call for August 12, 2005 at 11:00 a.m. (Eastern Time) to discuss the three- and six-month periods ended June 30, 2005 results. The dial-in number is (866) 847-7860. The moderator will be Jon S. Bennett, Vice President and Chief Financial Officer for the Company. A replay number will be available at (888) 266-2081, pass code 756275. Inquiries for additional information should be directed to Jon S. Bennett, Vice President and Chief Financial Officer, at (702) 388-2224.


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MAJESTIC STAR CASINO ANNOUNCES EARNINGS RESULTS                                9

Financial/Statistical Tables, Consolidated Statement of Operations and Reconciliation of Net Income (Loss) to EBITDA and Adjusted EBITDA by Property and in Total

The following tables reflect operating income, net revenues, casino revenues, slot and table game revenues, average number of slot machines and table games, average win per slot machine and table game and hotel statistical information (Fitzgeralds Tunica only), for the three- and six-month periods ended June 30, 2005 and June 30, 2004 at the Company's properties. Percentage increase (decrease) calculations are derived using the whole numbers rather than the rounded numbers.


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MAJESTIC STAR CASINO ANNOUNCES EARNINGS RESULTS                               10

($ in millions, except for win per gaming unit)

                                                        THREE MONTHS ENDED
                                                             JUNE 30,             INCREASE      % INCREASE
MAJESTIC STAR (PROPERTY ONLY)                           2005          2004       (DECREASE)     (DECREASE)
                                                   -------------------------------------------------------
Operating income                                   $         4.0  $       5.3   $      (1.3)        -24.6%
Net revenues                                       $        34.1  $      36.6   $      (2.5)         -6.8%
Casino revenues                                    $        37.4  $      38.7   $      (1.3)         -3.2%
Slot revenues                                      $        31.5  $      31.8   $      (0.3)         -1.0%
Table game revenues                                $         6.0  $       6.9   $      (0.9)        -13.7%
Average number of slot machines                            1,606        1,564            42           2.7%
Average win per slot machine per day               $      215.47  $    223.00   $     (7.53)         -3.4%
Average number of table games                                 47           50            (3)         -5.4%
Average win per table game per day                 $    1,392.78  $  1,518.00   $   (125.22)         -8.2%

                                                         SIX MONTHS ENDED
                                                             JUNE 30,             INCREASE      % INCREASE
MAJESTIC STAR (PROPERTY ONLY)                           2005          2004       (DECREASE)     (DECREASE)
                                                   -------------------------------------------------------
Operating income                                   $         9.6  $       8.1   $       1.5          18.7%
Net revenues                                       $        70.3  $      73.6   $      (3.3)         -4.5%
Casino revenues                                    $        76.1  $      77.9   $      (1.8)         -2.3%
Slot revenues                                      $        63.2  $      63.4   $      (0.2)         -0.3%
Table game revenues                                $        12.9  $      14.5   $      (1.6)        -11.0%
Average number of slot machines                            1,604        1,535            69           4.5%
Average win per slot machine per day               $      217.77  $    227.00   $     (9.23)         -4.1%
Average number of table games                                 47           50            (3)         -6.2%
Average win per table game per day                 $    1,513.00  $  1,593.00   $    (80.00)         -5.0%


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MAJESTIC STAR CASINO ANNOUNCES EARNINGS RESULTS                               11

($ in millions, except for win per gaming unit and hotel average daily rate)

                                                                   THREE MONTHS ENDED
                                                                        JUNE 30,                 INCREASE        % INCREASE
FITZGERALDS TUNICA (PROPERTY ONLY)                                2005            2004          (DECREASE)        (DECREASE)
                                                            ----------------------------------------------------------------
Operating income                                            $           2.8  $         3.1    $       (0.3)            -8.6%
Net revenues                                                $          20.5  $        20.7    $       (0.2)            -1.0%
Casino revenues                                             $          21.7  $        21.6    $        0.1              0.3%
Slot revenues                                               $          19.9  $        19.6    $        0.3              1.4%
Table game revenues                                         $           1.8  $         2.0    $       (0.2)           -11.4%
Average number of slot machines                                       1,361          1,335              26              1.9%
Average win per slot machine per day                        $        160.97  $      161.78    $      (0.81)            -0.5%
Average number of table games                                            35             34               1              2.9%
Average win per table game per day                          $        555.84  $      639.73    $     (83.89)           -13.1%
Hotel occupancy                                                       94.0%          96.8%            -1.8%            -1.9%
Hotel average daily rate                                    $         44.75  $       43.22    $       1.53              3.5%

                                                                   SIX MONTHS ENDED
                                                                        JUNE 30,                 INCREASE        % INCREASE
FITZGERALDS TUNICA (PROPERTY ONLY)                                2005            2004          (DECREASE)        (DECREASE)
                                                            ----------------------------------------------------------------
Operating income                                            $           6.1  $         7.1    $       (1.0)           -13.8%
Net revenues                                                $          42.0  $        42.7    $       (0.7)            -1.6%
Casino revenues                                             $          44.3  $        44.4    $       (0.1)            -0.3%
Slot revenues                                               $          40.2  $        40.4    $       (0.2)            -0.6%
Table game revenues                                         $           4.1  $         4.0    $        0.1              2.9%
Average number of slot machines                                       1,367          1,341              26              1.9%
Average win per slot machine per day                        $        162.39  $      165.69    $      (3.30)            -2.0%
Average number of table games                                            34             34               -              0.0%
Average win per table game per day                          $        659.05  $      643.08    $      15.97              2.5%
Hotel occupancy                                                       92.6%          95.2%            -2.6%            -2.7%
Hotel average daily rate                                    $         44.64  $       43.85    $       0.79              1.8%


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
MAJESTIC STAR CASINO ANNOUNCES EARNINGS RESULTS                               12

($ in millions, except for win per gaming unit)

                                                                   THREE MONTHS ENDED
                                                                        JUNE 30,                 INCREASE        % INCREASE
FITZGERALDS BLACK HAWK (PROPERTY ONLY)                            2005            2004          (DECREASE)        (DECREASE)
                                                             ---------------------------------------------------------------
Operating income                                             $          0.7   $        2.8   $        (2.1)           -75.0%
Net revenues                                                 $          8.4   $        9.7   $        (1.3)           -13.1%
Casino revenues                                              $          9.1   $       10.3   $        (1.2)           -11.0%
Slot revenues                                                $          8.9   $       10.1   $        (1.2)           -11.3%
Table game revenues                                          $          0.2   $        0.2   $         0.0              2.7%
Average number of slot machines                                         588            600             (12)            -2.0%
Average win per slot machine per day                         $       166.98   $     184.20   $      (17.22)            -9.3%
Average number of table games                                             6              6               -              0.0%
Average win per table game per day                           $       382.87   $     372.80   $       10.07              2.7%

                                                                    SIX MONTHS ENDED
                                                                        JUNE 30,                 INCREASE        % INCREASE
FITZGERALDS BLACK HAWK (PROPERTY ONLY)                            2005            2004          (DECREASE)        (DECREASE)
                                                             ---------------------------------------------------------------
Operating income                                             $          3.7   $        4.8   $        (1.2)           -24.2%
Net revenues                                                 $         17.6   $       18.1   $        (0.5)            -2.9%
Casino revenues                                              $         18.9   $       19.3   $        (0.4)            -2.0%
Slot revenues                                                $         18.5   $       18.9   $        (0.4)            -2.1%
Table game revenues                                          $          0.4   $        0.4   $         0.0              4.9%
Average number of slot machines                                         591            600              (9)            -1.5%
Average win per slot machine per day                         $       172.93   $     173.10   $       (0.17)            -0.1%
Average number of table games                                             6              6               -              0.0%
Average win per table game per day                           $       411.11   $     389.70   $       21.41              5.5%


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
MAJESTIC STAR CASINO ANNOUNCES EARNINGS RESULTS                               13

THE MAJESTIC STAR CASINO, LLC
CONSOLIDATED STATEMENT OF OPERATIONS
(UNAUDITED)

                                                          For The Three Months Ended              For The Six Months Ended
                                                                   June 30,                              June 30,
                                                       -------------------------------        ------------------------------
                                                            2005              2004                 2005              2004
                                                       ------------       ------------        -------------    -------------
REVENUES
  Casino                                               $ 68,275,963       $ 70,609,286        $ 139,358,610    $ 141,651,789
  Rooms                                                   1,917,569          1,919,669            3,711,673        3,793,506
  Food and beverage                                       3,460,000          3,124,713            6,970,376        6,469,173
  Other                                                   1,392,747          1,155,236            2,450,477        2,214,880
                                                       ------------       ------------        -------------    -------------
     Total                                               75,046,279         76,808,904          152,491,136      154,129,348
  Less promotional allowances                            11,986,248          9,807,245           22,576,045       19,705,086
                                                       ------------       ------------        -------------    -------------
     Net Revenues                                        63,060,031         67,001,659          129,915,091      134,424,262
                                                       ------------       ------------        -------------    -------------
COSTS AND EXPENSES
  Casino                                                 16,212,746         17,545,548           33,505,625       35,783,000
  Rooms                                                     441,108            467,054              825,053          932,296
  Food and beverage                                       1,464,502          1,376,421            2,965,843        2,833,863
  Other                                                     242,399            323,551              501,877          565,084
  Gaming taxes                                           14,752,004         15,327,424           30,050,193       30,511,538
  Advertising and promotion                               3,901,428          4,183,041            7,394,928        7,932,297
  General and administrative                             10,166,239         10,308,799           20,572,736       23,734,381
  Corporate expenses                                      3,961,114            874,680            5,158,184        1,680,286
  Economic Incentive - City of Gary                       1,124,610          1,159,082            2,287,972        2,336,237
  Depreciation and amortization                           6,751,733          4,595,487           11,387,668        9,095,333
  Loss on investment in Buffington
     Harbor Riverboats, LLC                                 603,500            625,507            1,209,198        1,238,348
  Loss on sale of assets                                     37,835             18,302               37,975           19,357
                                                       ------------       ------------        -------------    -------------
     Total                                               59,659,218         56,804,896          115,897,252      116,662,020
                                                       ------------       ------------        -------------    -------------

Operating income                                          3,400,813         10,196,763           14,017,839       17,762,242
                                                       ------------       ------------        -------------    -------------

OTHER INCOME (EXPENSE)
  Interest income                                            86,414              5,289               98,616           10,403
  Interest expense                                       (7,443,649)        (7,196,240)         (14,680,024)     (14,254,285)
  Other expense                                             (41,715)           (95,639)             (78,669)        (123,847)
                                                       ------------       ------------        -------------    -------------
     Total other expense                                 (7,398,950)        (7,286,590)         (14,660,077)     (14,367,729)
                                                       ------------       ------------        -------------    -------------


     NET (LOSS) INCOME                                 $ (3,998,137)       $ 2,910,173        $    (642,238)   $   3,394,513
                                                       ============       ============        =============    =============

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
MAJESTIC STAR ANNOUNCES EARNINGS RESULTS                                      14

Note 1: EBITDA and adjusted EBITDA are presented solely as a supplemental disclosure, because management believes that they are widely used measures of operating performance in the gaming industry, and a principal basis for valuation of gaming companies. Management uses EBITDA and adjusted EBITDA measures to compare operating results among properties and between accounting periods. The use of EBITDA and adjusted EBITDA is specifically relevant in evaluating large, long-lived hotel and casino projects, because the measure provides a perspective on the current effects of operating decisions separate from substantial, non-operating depreciation, financing costs and other non-routine charges of such projects. Additionally, management believes that some investors and lenders consider EBITDA and adjusted EBITDA to be a useful measure in determining the Company's ability to service or incur debt and for estimating the Company's underlying financial performance before capital costs, taxes, capital expenditures and other non-routine costs such as the charges the Company incurred for retroactive real property taxes and termination charges incurred with the mutual termination of the sale of Fitzgeralds Black Hawk. The Loan and Security Agreement ("Agreement") governing the Company's $80.0 million credit facility requires that the Company maintain certain minimum EBITDA levels as defined in the Agreement. Other companies may calculate EBITDA and adjusted EBITDA differently. EBITDA and adjusted EBITDA should not be construed as an alternative to operating income, as an indicator of the Company's operating performance, as an alternative to cash flow from operating activities, as a measure of liquidity, or as any other measure determined in accordance with generally accepted accounting principles of the United States of America. The Company has significant uses of cash including capital expenditures, interest payments, taxes and debt principal repayments, which are not reflected in EBITDA and adjusted EBITDA. A reconciliation of net income (loss) to EBITDA and adjusted EBITDA is presented below.


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
MAJESTIC STAR CASINO ANNOUNCES EARNINGS RESULTS                               15

THE MAJESTIC STAR CASINO, LLC
RECONCILIATION OF NET INCOME (LOSS) TO EBITDA AND ADJUSTED EBITDA
(UNAUDITED)

                                                                       For The Three Months               For The Six Months
                                                                          Ended June 30,                     Ended June 30,
                                                                     2005              2004              2005              2004
                                                                 ------------      ------------      ------------      ------------
MAJESTIC STAR
Net loss                                                         $ (2,988,288)     $(1,563,957)      $(4,174,194)      $(5,363,839)
Interest expense, net                                               6,904,318         6,719,076        13,661,157        13,300,614
Depreciation and amortization                                       2,189,482         1,880,122         4,279,929         3,792,533
Other non-operating expenses (1)                                       41,715            95,639            78,669           123,847
                                                                 ------------      ------------      ------------      ------------
EBITDA                                                           $  6,147,227      $  7,130,880      $ 13,845,561      $ 11,853,155
Loss on investment in BHR (2)                                         603,500           625,507         1,209,198         1,238,348
Retroactive Property Tax Charge (3)                                        --                --                --         2,234,503
                                                                 ------------      ------------      ------------      ------------
Adjusted EBITDA                                                  $  6,750,727      $  7,756,387      $ 15,054,759      $ 15,326,006
                                                                 ------------      ------------      ------------      ------------

FITZGERALDS TUNICA
Net income                                                       $  2,796,764      $  3,052,989      $  6,108,413      $  7,071,542
Interest income                                                        (9,272)           (1,991)          (16,390)           (4,724)
Depreciation and amortization                                       2,532,834         2,174,788         5,008,982         4,234,206
                                                                 ------------      ------------      ------------      ------------
EBITDA                                                           $  5,320,326      $  5,225,786      $ 11,101,005      $ 11,301,024
                                                                 ------------      ------------      ------------      ------------

FITZGERALDS BLACK HAWK
Net income                                                       $    701,490      $  2,800,696      $  3,672,908      $  4,842,886
Depreciation and amortization                                       1,960,076           471,238         1,960,076           929,475
                                                                 ------------      ------------      ------------      ------------
EBITDA                                                           $  2,661,566      $  3,271,934      $  5,632,984      $  5,772,361
                                                                 ------------      ------------      ------------      ------------

MAJESTIC INVESTOR HOLDINGS
Net loss                                                         $   (546,989)     $   (504,875)     $ (1,091,181)     $ (1,475,790)
Interest expense, net                                                 462,189           473,866           936,641           947,992
Depreciation and amortization                                          69,341            69,339           138,681           139,119
                                                                 ------------      ------------      ------------      ------------
EBITDA                                                           $    (15,459)     $     38,330      $    (15,859)     $   (388,679)
                                                                 ------------      ------------      ------------      ------------

TOTAL FROM OPERATIONS
Net (loss) income - property operations                          $    (37,023)     $  3,784,853      $  4,515,946      $  5,074,799
Corporate allocation                                               (3,961,114)         (874,680)       (5,158,184)       (1,680,286)
                                                                 ------------      ------------      ------------      ------------
Net (loss) income                                                $ (3,998,137)     $  2,910,173      $   (642,238)     $  3,394,513
Interest expense, net                                               7,357,235         7,190,951        14,581,408        14,243,882
Depreciation and amortization                                       6,751,733         4,595,487        11,387,668         9,095,333
Other non-operating expenses (1)                                       41,715            95,639            78,669           123,847
                                                                 ------------      ------------      ------------      ------------
EBITDA - Total                                                   $ 10,152,546      $ 14,792,250      $ 25,405,507      $ 26,857,575
Loss on investment in BHR (2)                                         603,500           625,507         1,209,198         1,238,348
Fitzgeralds Black Hawk sale termination charge (4)                  2,257,222                --         2,257,222                --
Retroactive property tax charge (3)                                        --                --                --         2,234,503
                                                                 ------------      ------------      ------------      ------------
Adjusted EBITDA - Total                                          $ 13,013,268      $ 15,417,757      $ 28,871,927      $ 30,330,426
                                                                 ------------      ------------      ------------      ------------

 Notes:

   (1) Non-usage fees on the Company's Credit Facilities.

   (2) Represents depreciation expense from Buffington Harbor Riverboats, LLC.

   (3) Retroactive property tax charge in the three-month period ended March 31, 2004 for taxes related to 2002 and 2003.

   (4) Charge incurred due to the mutual termination of the sale of substantially all the assets of Fitzgeralds Black Hawk.